UNITED STATES

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AVIRAGEN THERAPEUTICS, INC.
(Name of Registrant as Specified in Its Charter)

DIGIRAD CORPORATION EAST HILL MANAGEMENT COMPANY, LLC THOMAS M. CLAY
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Digirad Corporation, East Hill Management Company, LLC and Thomas M. Clay, together with certain other participants in the solicitation (collectively, the “Concerned Aviragen Shareholders Group” or the “CAS Group”), has filed a definitive proxy statement and an accompanying BLUE proxy card with the Securities and Exchange Commission to be used to solicit votes against the proposed merger between Aviragen Therapeutics, Inc., a Delaware corporation (the “Company”) and Vaxart, Inc., a Delaware corporation (“Vaxart”) at the special meeting of stockholders of the Company scheduled to be held on February 6, 2018 (the “Special Meeting”).

On January 31, 2018, the CAS Group issued the following press release, which was also posted to www.icommaterials.com/CAS:

CAS GROUP ANNOUNCES GLASS LEWIS RECOMMENDATION THAT AVIRAGEN STOCKHOLDERS VOTE AGAINST MERGER AND EMPHASIZES VALUE OF TESLEXIVIR (BTA074) PROGRAM

CAS Group Supports the BTA074 Program and Considers it a Valuable Asset of Aviragen

Glass Lewis Recommends Stockholders Vote AGAINST the Proposed Merger with Vaxart

SUWANEE, GA & PETERBOROUGH, NH, January 31, 2018 – Digirad Corporation, East Hill Management Company, LLC, and Thomas M. Clay (collectively with certain other participants in the solicitation, the “Concerned Aviragen Shareholders Group”, the “CAS Group”, “we” or “us”), who are significant stockholders of Aviragen Therapeutics, Inc., a Delaware corporation (“Aviragen”, “AVIR” or the “Company”) (NASDAQ: AVIR), with collective beneficial ownership of approximately 8.3% of AVIR’s outstanding shares of common stock, today wish to emphasize the potential value of the Company’s ongoing teslexivir (BTA074) program, which Aviragen stockholders should not lightly trade away when clinical proof of concept is fast approaching. In addition, the CAS Group today announced that Glass, Lewis & Co., LLC (“Glass Lewis”), a leading independent proxy voting advisory firm, has recommended that Aviragen stockholders vote AGAINST the proposed merger (the “Merger”) with Vaxart, Inc. (“Vaxart”) at the upcoming Special Meeting of Stockholders (the “Special Meeting”).

Glass Lewis Recommendation

In its report, Glass Lewis considered many factors and concluded (emphasis added):

“While we understand the impetus for the board's exploration of strategic alternatives, and further acknowledge the public nature of the process and the number of counterparties involved, we also find the presented combination was preceded by critical procedural flaws and continues to rely heavily on the support of a tenuous operational case and decidedly suspect quantitative methodologies. We believe the net impact of this framework is readily reflected in Aviragen's languid share price, which implies very little value is being assigned to the combined enterprise, net of the Company's current cash balance. In this regard, we believe the CAS Group has successfully argued for a process reset, which, though not free of cost, presents a much lower risk to Aviragen's liquid resources than Vaxart's current cash burning operational profile and uncertain development prospects, in our view.”

Other Excerpts from Glass Lewis’s Analysis & Recommendations (emphasis added)

On the Flawed Process Run by Aviragen:

“In redoubling our concerns in this regard, we are further unable to identify clear citation in the circular or related materials that indicates the transactions committee, when formed, was comprised of members considered independent under Nasdaq rules. We would argue this suggests the board's more recent and ardent effort to characterize the committee's efforts as free of conflict -- to be clear, with no reference to Nasdaq regulations -- is specious and misleading to unaffiliated investors, at best.”

“There is no indication the underlying conflicts [of directors Cox and Dunne] were ever sufficiently alleviated to allow either director to return to full board participation, suggesting the relevant affiliations persisted through the latest stages of Aviragen's strategic review. We believe this raises significant questions around possible connections between Messrs. Cox and Dunne and Vaxart, given that the pre-execution process effectively narrowed to a two-horse race -- Vaxart and one other entity -- by mid-September 2017; the definitive merger agreement was not signed for an additional six weeks, during which the recusals of Messrs. Cox and Dunne remained in place.”

“We thus believe the board's conclusion that Party F's "inadequate and highly conditional" bid might somehow "handcuff the board" is fundamentally incongruent with -- and generally undermines the basis for – its broader arguments on value.”

“Taken together with our significant concerns in relation to the composition of the transactions committee and the board's overall conflict mitigation effort, we believe there is sufficient cause to suggest pivotal components of the board's process were flawed and potentially preclusive to a fulsome assessment and understanding of Aviragen's value as a target. We thus believe the presented framework fails to clearly establish the Vaxart transaction is reasonably likely to represent the most attractive strategic alternative presently available to Aviragen investors.”

On Aviragen’s Valuation Analysis:

“Turning first to Stifel's review of comparable companies, we agree [with the CAS Group] there appears to be a dubious weighting in favor of Vaxart….We thus believe Stifel's election to include significantly larger and arguably non-comparable biotechnology enterprises in the assessment of Vaxart's intrinsic value -- a benefit, to be clear, that is not afforded to Aviragen -- may inappropriately inflate Vaxart's value and significantly off-set the more sobering valuation conclusions that might be derived from Vaxart's more direct peer set.”

“Stifel does not make significant effort to address these disparate assessments or explain why Vaxart was subjected to a precedent transactions analysis to begin with. The board's own rebuke principally relies on stock language acknowledging the firms and transactions utilized were not identical to either Aviragen or Vaxart, and that associated conclusions were drawn from complex considerations and judgements. Given the breadth of our concern here, we do not believe these responses are persuasive.”

Value of Teslexivir (BTA074) Program

Because the proxy statement filed by Aviragen with the U.S. Securities and Exchange Commission (the “SEC”) on December 29, 2017, as amended (the “Aviragen Merger Proxy Statement”) focused on the pipeline of Vaxart, we believe that inadequate attention has been paid to Aviragen’s own lead clinical asset, BTA074 (teslexivir).

The BTA074 Program is a Valuable Asset

The CAS Group wishes to emphasize the value we place on the BTA074 program, and we encourage Aviragen stockholders to remember that it is a valuable asset. In fact, the Aviragen Merger Proxy Statement revealed that BTA074 will provide the only clinical trial readout possible for the combined company during 2018. We believe that stockholders of Aviragen should not hand a 60% economic interest in BTA074 to Vaxart just a few short months before clinical proof of concept for this program could potentially be announced. We believe that a successful result from BTA074’s currently ongoing Phase 2 CT4 trial could significantly increase the value of the program and that Aviragen stockholders can best capture this value by voting AGAINST the proposed Vaxart Merger on the BLUE proxy card at the upcoming Special Meeting.

Aviragen’s current management and board of directors (the “Board”) approved the acquisition of Anaconda Pharma (“Anaconda”) for its condyloma program, which became BTA074, in February 2015. Aviragen paid Anaconda stockholders $8 million cash upfront and issued them 3.5 million shares of Aviragen, then worth approximately $9 million. Aviragen also agreed to contingent payments totaling $30 million upon the occurrence of successful clinical development and commercial milestones, plus an undisclosed royalty on product sales. We understand that a $10 million contingent payment in cash or stock will be due to Anaconda upon successful results from BTA074’s ongoing Phase 2 CT4 trial or, if the Phase 2 results are positive but do not satisfy the pre-set targets, upon the commencement of a Phase 3 trial. Although we have not seen Aviragen quantify the cost of the ongoing Phase 2 CT4 trial, we estimate that the Company will have spent approximately $10 million in clinical, regulatory, manufacturing, and other costs developing BTA074 between the time of acquiring the program from Anaconda in 2015 and acquiring top-line data from the CT4 trial, expected in the second quarter of 2018.

Aviragen’s Actions vs. Words

We believe that the Company’s stockholders should closely compare the value that Aviragen management assigns to BTA074 in the Aviragen Merger Proxy Statement (management’s words) against the value that they have been willing to spend on the program (management’s actions). It appears that Aviragen assigns very little if any positive future value to BTA074 in the standalone business scenario to which they assign an overall corporate value of $25 million ($0.65 per share). However, by the middle of 2018, we estimate that Aviragen’s current management and Board will have spent at least $27 million ($8 million + $9 million + $10 million) to bring BTA074 to the point of generating topline Phase 2 trial results, or $37 million if the CT4 trial results hit pre-established targets and $10 million is paid to Anaconda stockholders. Unless Aviragen management means to say that the money spent on BTA074 has been squandered, we believe that the program could have considerable value to the Company on a standalone basis. Based on costs that will have been incurred by the end of June 2018, that value should be at least $27 million ($0.70 per share). In fact, we believe that positive Phase 2 trial results would constitute compelling proof of concept supporting the continued clinical development of BTA074 and could even represent a significant value inflection point for the program and for Aviragen stockholders.

CAS Group Will Seek to Maximize the Value of BTA074

The CAS Group is committed to maximizing the value of the BTA074 program for current Aviragen stockholders and expects that our slate of director nominees, if elected, will do the same. Despite insinuations by Aviragen management to the contrary, the CAS Group has explicitly not set out to pursue a liquidation of the Company that would compromise the value of BTA074. Instead, we believe that the proposed Vaxart Merger undervalues Aviragen’s assets tremendously (especially BTA074) and will divert the Company’s cash from BTA074 to fund Vaxart’s risky, earlier stage programs. We believe it is highly unwise and shortsighted for Aviragen stockholders to trade away a 60% economic interest in BTA074 just a few short months before a major value inflection point, without being paid a premium price for the value that program could soon represent.

We believe the Aviragen Board should ensure that the Company has the necessary personnel and expertise available to effectively develop BTA074 and maximize its value for Aviragen stockholders. We are troubled by reports that Aviragen has terminated employees associated with the BTA074 program in the expectation of replacing them with Vaxart employees. We are worried that important familiarity with the BTA074 program may thereby be lost and that current Vaxart employees will likely be more invested in Vaxart’s programs than in BTA074. We believe that this was a false economy for the Company, since BTA074 is possibly the Company’s most valuable asset.

We note with dismay that Aviragen management was unable to find any savings by cutting compensation to the Company’s CEO, CFO, or Board, despite the dramatically reduced activities they have overseen as a result of the Company’s clinical failures in recent periods. By comparison, BTA074 is entering a critical period in which its future value will be determined by a robust analysis of the Phase 2 CT4 trial data and end-of-Phase 2 meetings with the FDA. Underinvesting in BTA074 at this time is a shortsighted way to cut costs that could harm Aviragen stockholders.

We believe Aviragen stockholders can benefit from the development of BTA074 and should not hand 60% of that program, plus a healthy cash balance that could fund that program, to Vaxart just a few months before data that could confirm the program’s value become available. We believe that the terms of the proposed Merger assign little to no value to the BTA074 program despite Aviragen’s significant investments in that program to date. We believe that any acquisition of Aviragen should be delayed until data from the Phase 2 CT4 trial become available, and we also believe that, if the trial is successful, an acquirer should not obtain control of Aviragen and the BTA074 program without paying a significant control premium. By contrast, we believe Vaxart is not paying any control premium in the proposed Merger and instead views the transaction primarily as a financing event for that company, as Vaxart management indicated on the conference call held to announce the Merger. To ensure that all Aviragen stockholders receive full value for the BTA074 program, we urge them to vote AGAINST the proposed Merger on the BLUE proxy card at the upcoming Special Meeting.

About Teslexivir (BTA074)

Teslexivir is a topical antiviral agent that is a potent and selective inhibitor of the interaction between two essential viral proteins, E1 and E2, an interaction that is a necessary step for Human Papilloma Virus (HPV) 6 and 11 DNA replication and thus viral production. HPV types 6 and 11 are responsible for more than 90% of anogenital condyloma.

About the CT4 Clinical Trial

BTA074 is currently being evaluated for the treatment of condyloma in Aviragen’s Phase 2 CT4 clinical trial. The CT4 trial completed patient enrollment in November 2017 and is expected to produce top-line results in the second quarter of 2018. CT4 is a Phase 2 double-blind, randomized, multi-center, placebo-controlled trial designed to evaluate the safety, tolerability, and efficacy of teslexivir 5% gel in male and female patients with condyloma, or anogenital warts. Over 210 patients were enrolled, randomized 2-to-1 (teslexivir to placebo gel), and dosed twice daily for up to 16 weeks. The primary efficacy endpoint is the complete clearance rate for baseline anogenital warts from the commencement of therapy to the end of the treatment period. Secondary efficacy endpoints include various efficacy assessments of clearance and wart area reduction for both baseline warts and post-baseline emergent warts, as well as the assessment of condyloma recurrence over a 3-month follow-up period, in patients who experience clearance.

About Condyloma (Anogenital Warts)

Condyloma infections from HPV represent the most frequent viral sexually transmitted disease in adults worldwide. In the United States, approximately one to two percent of sexually active adults between the ages of 15 to 49 develop condyloma as the primary clinical manifestation of HPV infection. Currently available treatments for anogenital warts typically are divided into two categories, ablative/destructive therapies and topical therapies. Existing topical therapies are associated with significant mucosal toxicities manifesting as erosions and ulcerations, which can result in therapy discontinuation. Ablative options can be painful and scarring and can lead to sexual dysfunction. Another significant limitation with current therapies is a high incidence of recurrence after successful primary treatment.

The CAS Group urges all Aviragen stockholders to CONSIDER THE VALUE OF AVIRAGEN’S BTA074 PROGRAM AND VOTE the BLUE proxy card TODAY AGAINST the ill-advised merger with Vaxart at the upcoming Special Meeting.

PLEASE SIGN, DATE, AND MAIL THE BLUE PROXY CARD TODAY

If you have any questions, require assistance in voting your BLUE proxy card,

or need additional copies of the CAS Group’s proxy materials,

please contact InvestorCom at the phone numbers listed below.

65 Locust Avenue, Suite 302

New Canaan, CT  06840

Shareholders call toll free at (877) 972-0090

Banks and Brokers may call collect at (203) 972-9300

You may find more information at:

www.icommaterials.com/CAS

About Digirad

Digirad delivers convenient, effective, and efficient healthcare solutions on an as needed, when needed, and where needed basis. Digirad is one of the largest national providers of in-office nuclear cardiology and ultrasound imaging services, and also provides cardiac event monitoring services. These services are provided to physician practices, hospitals and imaging centers through its Diagnostic Services business. Digirad also sells medical diagnostic imaging systems, including solid-state gamma cameras, for nuclear cardiology and general nuclear medicine applications, as well as provides service on the products sold through its Diagnostic Imaging business. For more information, please visit www.digirad.com.

About East Hill Management Company

East Hill Management Company, LLC is a registered investment adviser with the Securities and Exchange Commission.

Investor Contact:

John Glenn Grau

InvestorCom

(203) 295-7841

jgrau@investor-com.com